Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

                FOR IMMEDIATE RELEASE:

March 9, 2017

SEARS HOLDINGS ANNOUNCES CLOSING OF SALE OF CRAFTSMAN BRAND

Reached an agreement with the Pension Benefit Guaranty Corporation in relation to the Craftsman transaction

To release its fiscal 2016 fourth quarter and full year financial results on March 9, 2017

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation (“Holdings,” “we,” “us,” “our,” or the “Company”) (NASDAQ: SHLD) announced today that it has closed the previously announced sale of the Craftsman brand to Stanley Black & Decker for a net present value of over $900 million.

Edward S. Lampert, Chairman and Chief Executive Officer of Sears Holdings, said: “The successful closing of the Craftsman transaction provides immediate liquidity to Sears Holdings, while enabling us to participate in the future growth of the Craftsman brand. In addition, the related agreement with the Pension Benefit Guaranty Corporation (the “PBGC”) will continue to secure our pension obligations, while helping us maintain financial flexibility.”

The transaction provides Stanley Black& Decker with the right to develop, manufacture and sell Craftsman-branded products outside the Sears Holdings and Sears Hometown & Outlet Stores distribution channels. As part of the agreement, Holdings will continue to offer Craftsman-branded products, sourced from existing suppliers, through its current retail channels via a perpetual license from Stanley Black & Decker, which will be royalty-free for the first 15 years after closing and royalty-bearing thereafter.

As part of the closing, the Company received an initial upfront cash payment of $525 million subject to closing costs and an adjustment for working capital changes. In addition, Stanley Black & Decker will pay a further $250 million in cash in three years and Sears Holdings will receive payments of between 2.5% and 3.5% on new Stanley Black & Decker sales of Craftsman products for the next 15 years.

In connection with the closing of the Craftsman transaction, the Company reached an agreement with the PBGC pursuant to which the PBGC has consented to the sale of the Craftsman-related assets that had been “ring-fenced” under the March 2016 pension plan protection and forbearance agreement between the PBGC and the Company (the “PPPFA”) and certain related transactions. As a condition to obtaining this consent, the Company agreed to grant to the PBGC a lien on, and subsequently contribute to the Company’s pension plans, the value of the $250 million cash payment payable to the Company on the third anniversary of the Craftsman closing, with the value of such payment being fully credited against certain of the Company’s minimum pension funding obligations in 2017, 2018 and 2019.

The Company also granted a lien to the PBGC on the 15-year income stream relating to new Stanley Black & Decker sales of Craftsman products, and agreed to contribute the payments from Stanley Black & Decker under such income stream to the Company’s pension plans, with such payments to be credited against the Company’s minimum pension funding obligations starting no later than five years from the closing date. The Company also agreed to grant the PBGC a lien on $100 million of real estate assets to secure the Company’s minimum pension funding obligations through the end of 2019, and agreed to certain other amendments to the PPPFA.

Sears Holdings will also release its financial results for fiscal 2016 fourth quarter and full year today, Thursday, March 9, 2017. The Company will simultaneously post a pre-recorded conference call and audio webcast on its corporate website. It will feature prepared remarks from Jason M. Hollar, Chief Financial Officer, who will focus his comments to provide additional context around the quarter and the Company’s progress on its strategic transformation, including the sale of Craftsman.

The pre-recorded conference call may be accessed by telephone at 844.826.0613 or 973.200.3092 (conference ID: 81158037), and on Sears Holdings’ website at http://www.searsholdings.com/invest/ under “Events & Presentations.” The accompanying presentation and transcript will be posted online in conjunction.

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Forward-Looking Statements

This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Whenever used, words such as “believe,” “estimate,” “intend,” “will,” “expect,” and other terms of similar meaning or expression are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company’s control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of other risks relating to Sears Holdings are discussed in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law. Results presented herein are unaudited.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members—wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart, as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.